United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 10

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

GUNTHER GRANT, INC.

(Exact name of registrant as specified in its charter)

Delaware	B-20-1843467-1
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

c/o

Got Chocolates

133 East Main Street, East Islip, New York 11730

(Address of Principal Executive Offices) (Zip Code)

(631)224-8450

(Registrant’s telephone number, including area code)

Copies To:

David Weinstein, Esq.

Law Offices of David Weinstein

4400 Route 9 South

Suite 1000

Freehold, NJ 07728

Securities to be registered pursuant to Section 12(b) of the Act:

Common Stock, par value .001 per share

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

As used in this Form 10, the terms “we”, “us”, “our”, and the “Company” refer to Gunther Grant, Inc. and its subsidiary, Got Chocolates, Inc.

Item 1

Business

Gunther Grant was formed November 3, 2004 and incorporated in Delaware as a “C” corp. As part of a stock swap on January 1, 2005, Gunther Grant acquired 100% of the operating company, Got Chocolates, which was formed February 2, 2000. Got Chocolates is a retail, wholesale and Internet retail business whose products were initially introduced on the Internet. Within one year, a location was secured for production and retail. The Company quickly outgrew that location and began implementing an expansion strategy in 2002. By 2004, the Company successfully relocated to its current facility at 133 East Main Street, East Islip, New York 11730, which houses our factory, retail store, and business offices. Our telephone number is (631)224-8450.

The company markets its products through a network of commissioned sales representatives, on our websites (coco911.com, logococo.com, supercrave.com), and at our retail location. Customers buy from us because of competitive pricing and our ability to produce products which the larger, established manufacturers opt not to produce. The Company relies upon the internet, e-mail, E-commerce, our 800 number, and walk-in business as its primary means of transacting orders and payments. Our revenue comes from the fulfillment of incoming orders for fudge, custom chocolates and various other confectionary products. We develop customers mainly by listing our business with trade organizations that put buyers and manufacturers together. One such trade organization is ASI (Ad Specialties Inc.), from which a large portion of our business comes. We actively participate in trade shows that allow us to show our products to prospective buyers nationwide. In addition we market via various internet search engines and online advertising mediums.

The Company manufactures all of its own products. This makes it possible to maintain high standards of quality while offering products which are unique in comparison to those currently available in the marketplace. It also provides us better management of costs and control over scheduling, production and distribution. We obtain our raw materials from local vendors.

Got Chocolates manufactures many kinds of products including custom shaped chocolates, such as awards and premiums, for wholesale to national corporations. We also produce a complete line of fresh fudge for retail, wholesale and internet sales. Other products include custom ordered chocolates and chocolate coated nuts and popcorn which are used by gift basket fulfillment companies. We have produced our fudge and chocolates for sale at Fairway Supermarkets and B.J.’s Wholesale Club. We provide fudge products to several prominent non-profit organizations for use in their fundraising programs, such as the Kiwanis Club, Boy Scouts of America, Skills USA, and AHRC. We have also produced fudge for both Super Bowl XL and XLI, with NFL sanctioned labeling.

Most recently, we created chocolate character pieces for two major motion picture releases by Fox Movie Studios. We recently designed and produced logo pieces for major video game programming company F9E. We are currently producing custom chocolate for retailer JC Penney which will be used as part of their ongoing customer service campaign for their sales associates.

We believe our business is not adversely affected by the seasonal trends affecting similar businesses. Due to advancements in shipping containers, we are able to produce and ship chocolates year round to any climate with the use of insulated cold-pack containers. We also produce fudge year round. We use a unique recipe to make fudge that does not melt and can be shipped without the need for refrigeration to any climate without compromising the quality of the product.

Our business benefits from the current public perception of the possible health benefits of moderate amounts of chocolate consumption. We have been meeting consumer demand for “healthy” chocolate by increasing production of dark chocolate products. We believe consumers are willing to spend more on chocolate products that are of higher quality and contain better ingredients.

The Company is subject to competition from other ASI network companies who produce chocolate products such as The Chocolate Inn and Lanco. Some of these companies have greater financial and marketing resources, larger factories, and more sophisticated means of distribution. We believe that we compete favorably in this field due to our ability to custom design products which suit consumer needs to their exact specifications, rather than providing simply a stock “one size fits all” product. We also possess the roller coating technology which, to our knowledge, is not used by any of our competitors and which we believe to be proprietary. Also, our products are made with only natural ingredients and contain no chemical additives which we believe are often found in products made by our competitors.

Our ongoing research and development will intensify its focus on enhancing and further improving production methods. We will experiment with grouping similar jobs and using per diem help when available to keep costs low. We continue to formulate and test new recipes and products to meet the specific needs of our customers. We are in the process of developing a new product which we plan to introduce for the Easter season. We will also explore new mediums and plate materials for use in our mold making technology.

As part of our new marketing program, we intend to make certain that our newest and most comprehensive website, www.supercrave.com, is fully tested and functional. We believe that supercrave.com will be a major source of revenue for the Company and as such, we intend to devote our fullest attention and resources to its development.

All business functions are based in our manufacturing facility. As of February 1, 2008 we had three full-time employees. To continue expanding our revenues we will require additional staffing and support in the future, particularly in the areas of administrative, sales and production management.

Additional information and copies of all materials filed with the Securities and Exchange Commission may be obtained at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Item 1A

Summary

Got Chocolates, Inc. creates custom and stock chocolate and confectionary products. Our business office and manufacturing facility is located at 133 East Main Street, East Islip, New York 11730, Tel. (631) 224-8450. The goal of the company is to expand our business, bringing our unique, high quality confectionary products to the national wholesale and retail markets using an aggressive marketing program.

We believe our primary competitive strength lies in our exclusive mold making and roller coating technology. The Company relies mainly on trade secrets to protect our technology, which we believe is proprietary. These techniques were developed over twenty years ago by Grant Newsteder, founder of the company. His many years of experience and expertise in the chocolate industry and in product design and development have yielded a well refined process for adding color to the surface of custom chocolate pieces, which greatly enhances their visual appeal. Feedback from our end users has indicated that the use of color provided greater product and brand recognition which in turn produced more effective and successful marketing.

We recognize that in order to satisfy the needs of the chocolate consumer, The Company must expand its marketing in the fundraising, wholesale, retail, custom corporate and internet areas. Marketing tests in each area have been small scale, yet very successful from a profit standpoint. The Company plans to implement a national marketing strategy which builds on those proven successes. We feel we have significant competitive strengths which will allow us to reach our goals, which include:

•	Established client base

•	Proprietary techniques

•	Superior mold-making technology

•	Low overhead

•	Flexibility of product line

•	Competitive pricing

•	Experienced personnel

Risk Factors

The following sets forth certain risk factors we believe to be associated with our business. These statements provide examples of risks, uncertainties and events, which may cause our actual results to differ materially from expectations. In addition to the other information in this registration, the following risks should be considered carefully in evaluating our business and prospects:

•	Fluctuation in the cost and availability of ingredients

Several primary ingredients used in our products, including cocoa and nuts, are subject to significant price fluctuations due to the volatility of the commodities market. Economic, political, and weather conditions in countries producing cocoa beans are also a factor.

•	Market Competition

The Company competes with many businesses which offer chocolate and confectionary products. Many of these businesses have greater name recognition and resources. Establishing and maintaining a brand name and recognition is critical for attracting and expanding our client base. Promotion and enhancement of the Company’s name will depend on the effectiveness of our marketing and advertising efforts. This competitive condition could have an adverse affect on the Company and our ability to expand successfully.

•	Inflation and Increased Costs

Operations of the Company may be adversely affected by an increase in labor and operating costs. There is no guarantee that the Company will be able to pass these costs to the customer. We expect to incur increased costs as a result of becoming a reporting company. Compliance with new rules implemented by the Securities Exchange Commission will increase our legal costs and make some activities more time consuming and costly.

•	Consumer Preference

Sales may be affected by the changing tastes and habits of the consumer, specifically, consumer perception regarding the consumption of chocolate and confectionary products. The continued growth and success of the Company is dependent upon its ability to attract new customers and retain existing customers. There is no assurance that the Company will be able to cultivate and/or maintain such following. There can also be no assurance that our products will achieve a level of market presence that will be profitable for us. If we fail to promote and maintain our brand in the market, our business, operating results, financial condition and ability to attract customers may be materially adversely affected.

•	Loss of Key Personnel

The success of the Company is substantially dependent upon the experience and leadership of its founder and creator of our proprietary techniques, Grant Newsteder. The loss of the services of Mr. Newsteder in the future may adversely affect the Company’s plans for growth. There can be no assurances that we would be able to replace Mr. Newsteder should his services become unavailable.

•	Management of Growth

The Company is subject to many business risks associated with rapid growth. There is no assurance that the Company will be successful in addressing such risks, and its failure to do so could have adverse affects on the Company’s operations and financial condition.

Item 2

Financial Information

A.	Selected Financial Data

The following data should be read in conjunction with our consolidated financial statements, notes and “Management Discussion and Analysis of Financial Condition and Results of Operations” also contained in this registration. The selected consolidated statement of operations data for December 31, 2006 and December 31, 2005 are derived from our audited consolidated financial statements. The selected consolidated statement of operations data for September 30, 2007 and September 30, 2006 are derived from our unaudited consolidated financial statements.

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2006	2005
Net Sales	$87,130	$74,398
Cost of goods sold	47,185	43,437

Gross Profit	39,945	30,961

Operating Expenses
Selling and shipping expense	12,972	14,150
Depreciation and amortization expense	1,535	4,439
General and administrative expense	114,049	99,695

Total Operating Expenses	128,556	118,284

Loss From Operations	(88,611)	(87,323)

Other Income
Interest income	66	31
Other Expense
Interest expense	(15,136)	(11,086)

Loss before income taxes	(103,681)	(98,378)
Income tax provision	—	—

Net Loss	$(103,681)	$(98,378)

Loss Per Share
Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding, basic and diluted	20,455,849	19,373,068

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Balance Sheets

	September 30,
	2007	2006
	(unaudited)	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$92,802	$9,300
Accounts receivable	1,911	—
Inventory	10,750	2,959

Total Current Assets	105,463	12,259
Property and equipment, net	55,746	35,544

Loans receivable- related party	6,271	31,946

Organizational costs, net	270	390

Security deposit	7,400	6,400

Total Assets	$175,150	$86,539

Liabilities and Shareholders’ Equity/ (Deficit)
Current Liabilities:
Accounts payable	$14,585	$25,458
Accrued expenses	17,300	20,562
Current maturities of long-term debt	18,847	22,467
Taxes payable	2,803	2,218
Loans payable- related party	3,000	71,000

Total Current Liabilities	56,535	141,705

Long-term Liabilities:
Long-term debt	65,106	88,773

Total Liabilities	121,641	230,478

Shareholders’ Equity/ (Deficit)
Common stock, $.001 par value, authorized 25,000,000 shares, 24,675,000 issued (24,276,250 outstanding) and 20,545,000 issued and outstanding, respectfully	24,675	20,545
Paid-in capital	554,093	157,755
Accumulated deficit	(485,414)	(322,239)
Treasury stock (398,750 common shares), at cost	(39,845)	—

Total Shareholders’ Equity/ (Deficit)	53,509	(143,939)

Total Liabilities and Shareholders’ Equity/ (Deficit)	$175,150	$86,539

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Net Sales	$42,599	$58,033
Cost of goods sold	24,830	32,392

Gross Profit	17,769	25,641

Operating Expenses
Selling and shipping expense	8,012	8,979
Depreciation and amortization expense	1,622	773
General and administrative expense	118,788	71,055

Total Operating Expenses	128,422	80,807

Loss From Operations	(110,653)	(55,166)
Other Income
Interest income	257	—
Other Expense
Interest expense	(15,172)	(10,908)

Loss before income taxes	(125,568)	(66,074)
Income tax provision	—	—

Net Loss	$(125,568)	$(66,074)

Loss Per Share
Basic and diluted net loss per share	$(0.01)	$(0.00)

Weighted average common shares outstanding, basic and diluted	23,336,885	19,967,088

See Accompanying Notes to Consolidated Financial Statements

B.	Management Discussion and Analysis of Financial Condition and Results of Operations

The following information addresses the factors that we believe affected our operations and financial condition, as reflected in our audited financial statements for each of the years in the two-year period ended December 31, 2005 and December 31, 2006, and our unaudited financial statements for the nine months ended September 30, 2006 and September 30, 2007. The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this registration. This discussion contains forward-looking statements which reflect our current expectations which involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” contained in this registration.

We are a manufacturer of chocolate products primarily. Our chocolate is sold to wholesale and retail markets. Our expertise is in the design of molds which allow us to produce custom, high quality chocolate products to suit the varied needs of our customers.

The Company experienced an increase in losses from operations of $1288 for the year ending December 31, 2006 from the prior year ending December 31, 2005. The Company relocated to a more spacious facility in 2005. Extensive preparation of the kitchen and retail space was necessary before the Company was able to conduct business regularly. Plumbing and electrical work was performed as well as the installation of equipment and machinery in the kitchen to comply with Department of Agriculture requirements. Because our kitchen and production facilities were not fully operational during that time, we were unable to produce and market our products to the fullest extent for a substantial portion of 2005.

Sales increased by $12,732 during the year ended December 31, 2006 from the prior year ending December 31, 2005. By early 2006, our facility was near completion. The additional retail space and convenient customer parking gave us an increase in local sales which helped balance our inability to fill wholesale orders at full capacity. Once the facility was completely functional and full production resumed, our wholesale revenues began to increase. We devoted a considerable portion of 2006 to marketing and product development. However, because our marketing was mainly local, revenues fell short of our expectations. At that time it was decided the Company should expand its marketing efforts to reach more consumers. Since we do not predict an increase in operating expenses, we expect revenues to increase with the expanded marketing program.

Our strategy to increase revenues, encourage growth of the Company, and increase stockholder value involves several key points:

•	Enhancement of our current marketing program to include advertising in national trade publications and internet mass marketing

•	Price restructuring to reflect increases in costs of raw materials

•	Re-evaluation of our vendor and supplier relationships in order to maximize our purchasing power; forming relationships with bulk sellers and distribution companies.

•	Restructuring of our current production and shipping methods to allow for more efficient use of time and available resources. Increased focus on containing operating costs.

Liquidity and Capital Resources

During 2005 and 2006, operations were funded through our sales revenues and through loans from the company president, Marcie Allen. The relocation of the Company resulted in an increase in operating costs. With the relocation completed and our operating costs stabilized, we are now in a position to process more orders with higher profit margins.

We believe we have sufficient capital available to fund our ongoing operations from the proceeds of our private offering and revenues from sales, with the ability to offer terms using commercial credit lines. We believe that as long as public perception and demand for chocolate remains favorable, the Company will generate revenues to sustain our operations indefinitely. As part of our strategy to increase revenues, we also plan to increase our prices proportionately in relation to the increase in prices of raw materials and labor.

If funding for our operations and future plans is inadequate or unavailable through commercial loans or other sources, our company president may provide additional loans to the Company. We cannot give any assurances, however, that Ms. Allen will make those funds available to us.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Item 3

Properties

The Company is located in a leased freestanding building at 133 East Main Street, East Islip, New York 11730. The building encompasses our factory, retail store, business offices. There are additional buildings on the property which are available for our use if necessary.

We believe our current facilities are suitable and adequate to meet our current needs. We also believe that suitable additional space will be available to us as needed to accommodate any expansion of our operations in the future. We maintain insurance coverage against losses, including fire, casualty and theft in amounts we believe to be adequate.

Item 4

Security Ownership of Certain Beneficial Owners

The following table sets forth those individuals known to be beneficial owners of five percent or more of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Anthony Esper 2055 Pinehurst Trail Traverse City, MI 49686	1,800,000 shares Common stock	5%

Security Ownership of Management

The following table sets forth those members of management who are known to own five percent or more of our common stock.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Marcie Allen	16,076,550 shares Common stock	46%

Grant Newsteder	1,875,000 shares Common stock	5%

Item 5

Directors and Executive Officers

Name	Age	Title
Marcie Allen	47	President
Grant Newsteder	46	CEO

Marcie Allen, 47, earned a B.S. degree in Marketing/Management from CW Post College. She went on to hold various positions within the direct marketing field. Her 25 years of experience with such companies as Doubleday Book & Music Clubs, Reader’s Digest, and Bertelsmann Direct North America has given her the marketing expertise to be an effective member of the Gunther Grant team. Ms. Allen has worked closely with Grant Newsteder since 2000 to develop products for the ad specialty market and has been involved in all areas of the Company including production, package design, catalog, website, customer service, sales and marketing.

Grant Newsteder, 46, has had a lifelong interest in the field of chocolates and confections. After studying art and sculpture at The Parsons School of Visual Arts, he went on to form his own graphic design and print company. Realizing that many of the techniques used in the printing industry could be applied to chocolates, he decided to enter the field and worked as a production manager and mold maker for various chocolate companies. Mr. Newsteder’s talents as a sculptor allowed him to create extremely detailed molds for use in making chocolate. He was soon asked by other chocolate companies to create specialty molds for their clients as well. He began consulting for those companies and was instrumental in the opening of their new factories in Japan and Canada. During this time he began to use his graphics and print experience to develop his own technique for applying edible color to custom molded chocolates. In 2000, Mr. Newsteder formed his own company, Got Chocolates, Inc. and began promoting his products on the Internet. He has been in the chocolate business for more than 25 years and has won awards for his products at trade shows held around the country. He has made several appearances on the food segment of a local news magazine program, and Got Chocolates, Inc. has been featured on local television news with our popular chocolate product line. Grant Newsteder manages and oversees all phases of the Company’s operations and the development of new products.

Family Relationships

Marcie Allen, President	wife of Grant Newsteder, CEO
Grant Newsteder, CEO	husband of Marcie Allen, President

Legal Proceedings

None.

Item 6

Executive Compensation

None of the officers of the Company receive, or have received in the past, any form of compensation.

Item 7

Certain Relationships and Related Transactions, and Director Independence

The Company made advances to its officers. The balance due from officers as of September 30, 2007 and September 30, 2006 is $6,271 and $31,946 respectively. On July 31, 2007 an officer transferred 798,450 common shares to the Company as repayment of advances in the amount of $79,845. The officers did not take salary for the nine months ended September 30, 2007 and September 30, 2006.

Item 8

Legal Proceedings

The Company is not aware of any pending legal proceedings to which it is a party or to which any of its assets are subject. In addition, there are no pending material legal proceedings involving the officers of the Company.

Item 9

Market Price of and Dividends on the Registrant’s Common Equity and Related Stock Matters

As of the date of this filing, there are 34 shareholders of record of common stock. There is currently no market for our shares of common stock and there is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

We have not declared or paid any cash dividends on our stock. We do not expect to pay any cash dividends in the foreseeable future.

We have not authorized any securities to be issued in connection with any equity compensation plan.

Item 10

Recent Sales of Unregistered Securities

On January 6, 2005 we began the private offering of 25,000,000 shares of our common stock at a price of $0.10/share. The amount of authorized shares was increased to 30,000,000 on December 18, 2007. The amount of authorized shares was further increased to 35,000,000 on February 12, 2008.

Common Stock

Date Sold	Amount
January 6, 2005	365,000
January 19, 2005	10,000
April 25, 2005	160,000
May 27, 2005	200,000
Total shares sold 2005	785,000

February 24, 2006	400,000
July 24, 2006	340,000
August 16, 2006	50,000
August 21, 2006	10,000
August 31, 2006	50,000
September 11, 2006	100,000
September 19, 2006	50,000
September 27, 2006	10,000
October 1, 2006	200,000
October 2, 2006	20,000
October 6, 2006	300,000
October 12, 2006	810,000

November 3, 2006	100,000
November 14, 2006	100,000
December 4, 2006	100,000
Total shares sold 2006	2,220,000

February 12, 2007	200,000
February 26, 2007	300,000
March 6, 2007	150,000
March 26, 2007	50,000
April 19, 2007	50,000
April 27, 2007	500,000
June 18, 2007	250,000
July 20, 2007	500,000
July 26, 2007	500,000
August 23, 2007	400,000
October 29, 2007	2300
November 20, 2007	250,000
November 27, 2007	70,000
November 30, 2007	125,000
December 3, 2007	250,000
Total shares sold 2007	4,038,000

February 6, 2008	840,000
February 8, 2008	60,000
February 12, 2008	280,000
February 13, 2008	320,000
Total shares sold 2008 as of filing date	1,500,000

Total of all shares sold as of filing date	8,543,000

Item 11

Description of Registrant’s Securities to be Registered

As of the date of filing, the Company had 35,000,000 shares of authorized common stock, $.001 par value, 26,494,550 shares issued and outstanding. Holders of common stock on record are entitled to one vote, either in person or by proxy, on all matters that may be voted upon at meetings of stockholders.

Rule 144: Common stock holders may be restricted on their ability to transfer or resell under Rule 144, promulgated under the Act, for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for the securities; and may indefinitely not be able to transfer or resell the Shares if the holder remains an “affiliate” of the Company (as defined by Rule 501 of the Act) or if “current public information” about the Company as defined in Rule 144 is not publicly available.

As of the date of filing, the following warrants are outstanding:

3,465,000 warrants that expire on February 13, 2013 to purchase 3,465,000 shares of common stock at an exercise price of $0.10 per share.

Registration Rights

Holders of warrants shall be entitled to “piggyback” registration rights. If the holder of such warrants exercises any portion of the warrant and thereafter the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account, then the Company shall in each case give written notice of such filings as soon as is practicable before the anticipated filing date. Such notice shall offer each holder the opportunity to register such number of shares as the holder may request.

Item 12

Indemnification of Directors and Officers

Our bylaws provide that we shall indemnify, hold harmless, and defend our directors and executive officers with respect to any and all loss, damage, expense, claim, action or liability they may incur as a result of a breach of their fiduciary duties.

Item 13

Financial Statements and Supplementary Data

Financial statements required by this item, including the reports for the fiscal years ended December 31, 2006 and December 31, 2005 and interim financial statements for the period ending September 30, 2007 are included herewith following the Index to Financial Statements.

Item 14

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable.

Item 15

Financial Statements and Exhibits

Index to Financial Statements December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Shareholders’ Deficit	F-4

Consolidated Statements of Cash Flow	F-5

Notes to Consolidated Financial Statements	F-6

Index of Financial Statements September 30, 2007 and 2006 (undaudited)

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Shareholders’ Deficit	F-4

Consolidated Statements of Cash Flow	F-5

Notes to Consolidated Financial Statements	F-6

Index of Exhibits

(by section)

1.1	Certificate of Incorporation November 3, 2004

1.2	Stock Transfer Agreement January 1, 2005 **

10.1	Amended Certificate of Incorporation December 18, 2007

10.2	Amended Certificate of Incorporation February 12, 2008

12.1	Bylaws of Gunther Grant, Inc.

13.1	Stock Transfer Agreement July 31, 2007

**	To be filed by amendment

INDEX TO FINANCIAL STATEMENTS

Gunther Grant, Inc.

Gunther Grant, Inc.

Consolidated Financial Statements

December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Gunther Grant, Inc.

We have audited the accompanying consolidated balance sheets of Gunther Grant, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit and cash flows for each of the years in the two year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gunther Grant, Inc. at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Stewart Gelman & Associates, CPAs, P.C.

Stewart Gelman & Associates, CPAs, P.C.

East Islip, New York

January 18, 2008

GUNTHER GRANT, INC.

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$54,545	$5,799
Accounts receivable	7,496	1,899
Inventory	3,650	2,309

Total Current Assets	65,691	10,007

Property and equipment, net	45,731	43,917

Loans receivable-related party	37,046	—

Organizational costs, net	360	480

Security deposit	6,400	6,400

Total Assets	$155,228	$60,804

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable	$22,861	$13,718
Accrued expenses	18,000	11,750
Current maturities of long-term debt	22,580	23,486
Taxes payable	2,975	2,204
Loans payable-related party	28,000	80,256

Total Current Liabilities	94,416	131,414

Long-term Liabilities:
Long-term debt	82,708	102,685

Total Liabilities	177,124	234,099

Shareholders’ Deficit
Common stock, $.001 par value, authorized 25,000,000 shares, 22,175,000 and 19,535,000 issued and outstanding, respectfully	22,175	19,535
Paid-in capital	315,775	63,335
Accumulated deficit	(359,846)	(256,165)

Total Shareholders’ Deficit	(21,896)	(173,295)

Total Liabilities and Shareholders’ Deficit	$155,228	$60,804

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2006	2005
Net Sales	$87,130	$74,398
Cost of goods sold	47,185	43,437

Gross Profit	39,945	30,961

Operating Expenses
Selling and shipping expense	12,972	14,150
Depreciation and amortization expense	1,535	4,439
General and administrative expense	114,049	99,695

Total Operating Expenses	128,556	118,284

Loss From Operations	(88,611)	(87,323)

Other Income
Interest income	66	31
Other Expense
Interest expense	(15,136)	(11,086)

Loss before income taxes	(103,681)	(98,378)
Income tax provision	—	—

Net Loss	$(103,681)	$(98,378)

Loss Per Share
Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding, basic and diluted	20,455,849	19,373,068

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Shareholder’s Deficit

For the Years Ended December 31, 2006 and December 31, 2005

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Total
Balance, January 1, 2005 (Note 1)	18,750,000	$18,750	$—	$(157,787)	$(139,037)
Private placement stock issuances at $.10 per share, net of offering costs of $14,380	785,000	785	63,335	—	64,120
Net loss for the year	—	—	—	(98,378)	(98,378)

Balance, December 31, 2005	19,535,000	19,535	63,335	(256,165)	(173,295)
Private placement stock issuances at $.10 per share, net of offering costs of $8,920	2,640,000	2,640	252,440	—	255,080
Net loss for the year	—	—	—	(103,681)	(103,681)

Balance, December 31, 2006	22,175,000	$22,175	$315,775	$(359,846)	$(21,896)

See Accompanying Notes to Consolidated Financial Statements

GUNTHER GRANT, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005
Cash Flows From Operating Activities
Net Loss	$(103,681)	$(98,378)

Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	120	120
Depreciation	11,434	11,219
Increase in Operating Assets:
Accounts receivable	(5,597)	(1,899)
Inventory	(1,341)	(750)
Deposits	—	(5,425)
Increase in Operating Liabilities:
Accounts payable	9,142	8,014
Accrued expenses	6,250	11,750
Taxes payable	771	1,938

Total Adjustments	20,779	24,967

Net Cash Used by Operating Activities	(82,902)	(73,411)

Cash Flows From Investing Activities
Purchases of machinery and equipment	(13,247)	(35,295)
Purchases of leasehold improvements	—	(3,520)

Net Cash Used by Investing Activities	(13,247)	(38,815)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	80,000
Repayment of loans and advances- related party	(89,302)	(24,688)
Repayment of long-term debt	(20,883)	(6,684)
Proceeds from issuances of common stock, net	255,080	64,120

Net Cash Provided by Financing Activities	144,895	112,748

Net Increase in Cash	48,746	522
Cash at Beginning of Period	5,799	5,277

Cash at End of Period	$54,545	$5,799

Supplemental disclosure of cash flow information:
Cash Paid during the year for:
Interest	$15,136	$11,086

Income taxes	$—	$—

See Accompanying Notes to Consolidated Financial Statements

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 1- ORGANIZATION AND MERGER

Gunther Grant, Inc. (the “Company”) is a Delaware Corporation headquartered in East Islip, New York. On January 1, 2005 the Company entered into an agreement (the “Stock Transfer Agreement”) with Got Chocolates, Inc. a privately owned corporation whereby the Company exchanged 18,750,000 shares of its own stock in exchange for all of the outstanding shares of Got Chocolates, Inc. (100 shares). Upon closing of the merger transaction, Got Chocolates, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for at historical cost basis since the business combination was for entities under common control.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Gunther Grant, Inc. (the Company) is a holding company organized under the laws of the State of Delaware. Its only subsidiary is Got Chocolates, Inc., a wholly owned company organized under the laws of the State of New York. Got Chocolates, Inc. is engaged in the development, production, distribution and marketing of chocolates and various chocolate related items through retail and wholesale channels.

Basis of Financial Statement Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Got Chocolates, Inc. Intercompany transactions and accounts have been eliminated.

Reporting Period

The reporting period of these financial statements are for the years ending December 31, 2006 and December 31, 2005. The Company operates on a December 31st fiscal year end.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported at outstanding principal, net of an allowance for doubtful accounts of $-0- and $-0- at December 31, 2006 and December 31, 2005, respectively. The allowance for doubtful accounts is determined based on historical trends and an account-by-account review. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company normally does not charge interest on accounts receivable.

Inventories

Inventories are stated at the lower of cost (which is determined first-in, first-out basis) or market and consist of raw materials, packaging materials, and finished goods. Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. The reserve for obsolete inventories at December 31, 2006 and December 31, 2005 is $-0- and $-0-, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

Leasehold improvements are amortized straight-line over the lesser of the estimated useful life of the asset or over the remaining lease period. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of accounting for income taxes deferred tax assets and liabilities are recognized for the future tax consequences. Accordingly, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue Recognition

Revenue is recognized when goods are shipped from production facilities to customers. Revenue is recognized when the following four criteria have been met: the product has been shipped and the Company has no significant remaining obligations; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collection is probable. Deductions from sales for discounts are recorded as reductions of revenues and are provided for at the time of initial sale of product.

Advertising Costs

The cost of advertising is expensed as incurred. The Company incurred advertising expense of $4,483 and $4,461 for the period ended December 31, 2006 and December 31, 2005, respectively.

Product Development Costs

Cost of new product development and product redesign are charged to expense as incurred.

Net Loss per Common Stock

Losses per common share are calculated by dividing net loss by the weighted average of number of common shares outstanding during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

	December 31, 2006	December 31, 2005
Numerator for basic and diluted loss per share:
Net loss available to common shareholders	$(103,681)	$(98,378)
Denominator for basic and diluted loss per common share:
Weighted average common shares outstanding	20,455,849	19,373,068

Net loss per common share available to common Shareholders - basic and diluted	$(0.01)	$(0.01)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 3 - INVENTORIES

Inventories consist of the following:

	December 31, 2006	December 31, 2005
Raw materials	$825	$—
Packaging materials	725	829
Finished goods	2,100	1,480

Total	$3,650	$2,309

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31, 2006	December 31, 2005
Furniture, fixtures, and improvements	$5,020	$5,020
Production machinery, equipment, and molds	58,512	53,337
Other equipment	20,050	11,977

	83,582	70,334
Less: Accumulated depreciation	(37,851)	(26,417)

Property and equipment, net	$45,731	$43,917

NOTE 5 - LOANS RECEIVABLE-RELATED PARTY

During the year ended December 31, 2006, the Company made advances to its officers. The balance due from officers as of December 31, 2006 is $37,046. The officers did not take salary for the years ended December 31, 2006 and 2005.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

NOTE 6 - LOANS PAYABLE-RELATED PARTY

Loans payable-related party consists of the following:

	December 31, 2006	December 31, 2005
Loan payable to officer, due on demand, no interest	$—	$10,256

Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 14% annually	25,000	50,000

Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 15% annually	—	20,000
Loan payable to a shareholder, due on demand, no interest	3,000	—

Total	$28,000	$80,256

NOTE 7 - LONG-TERM DEBT AND RELATED MATTERS

Long-term debt consists of the following:

	December 31, 2006	December 31, 2005
1. Revolving Credit Agreement with an interest rate of 18%, no expiration date.	$5,477	$5,055
2. Revolving Credit Agreement with an interest rate of 13%, no expiration date.	23,523	23,927
3. Revolving Credit Agreement with an interest rate equal to the prime rate plus 2%, no expiration date.	24,259	21,862
4. Outstanding loan balance, with an interest rate of 8%, due April 19, 2010.	31,918	39,919
5. Outstanding loan balance, with an interest rate of 8.71%, due May 20, 2008.	19,923	32,303
6. Outstanding loan balance, with an interest rate of 8.25%, due December 1, 2006	188	2,220
7. Bank overdraft	—	885

Subtotal	105,288	126,171
Less current maturities	(22,580)	(23,486)

Total	$82,708	$102,685

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

The portion of the revolving credit borrowings classified as long-term debt is classified as such because the Company does not anticipate reducing the borrowings during the next year.

Estimated maturities of all long-term debt obligations at December 31, 2006 are $22,580, $15,498, $10,214, and $3,590, for the years ending December 31, 2007 through 2010, respectively, and $-0-thereafter. Collateral for outstanding loan balances consist of business assets.

NOTE 8 - OPERATING LEASE AGREEMENTS

The Company entered into two lease agreements expiring at various dates through March 2010. Rental expense was $36,540 and $34,725 for the years ended December 31, 2006 and December 31, 2005, respectively. Future minimum annual lease payments are as follows:

Period Ended December 31,	Amount
2007	$37,395
2008	38,475
2009	39,615
2010	9,975

NOTE 9 - COMMON SHARES

Activity from January 1, 2005 to December 31, 2005

On January 1, 2005 the Company issued 18,750,000 common shares pursuant to the “Stock Transfer Agreement” (Note 1).

In January 2005, the Company issued 375,000 common shares at $.10 per share for cash proceeds of $37,500.

In April 2005, the Company issued 210,000 common shares at $.10 per share for cash proceeds of $21,000.

In May 2005, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

Activity from January 1, 2006 to December 31, 2006

In February 2006, the Company issued 400,000 common shares at $.10 per share for cash proceeds of $40,000.

In July 2006, the Company issued 340,000 common shares at $.10 per share for cash proceeds of $34,000.

In August 2006, the Company issued 110,000 common shares at $.10 per share for cash proceeds of $11,000.

In September 2006, the Company issued 160,000 common shares at $.10 per share for cash proceeds of $16,000.

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

In October 2006, the Company issued 1,330,000 common shares at $.10 per share for cash proceeds of $133,000.

In November 2006, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

In December 2006, the Company issued 100,000 common shares at $.10 per share for cash proceeds of $10,000.

NOTE 10 - INCOME TAXES

The components of the provision for Federal and State income tax expense are as follows at December 31, 2006 and December 31, 2005:

	December 31, 2006	December 31, 2005
Refundable income taxes attributable to:
Current Operations	$140,000	$100,000
Less: valuation allowance	(140,000)	(100,000)

Net provision for income taxes	$—	$—

No net provision for refundable income taxes has been made because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryfowards has been recognized, as it is not deemed likely to be realized.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and used for income tax purposes. The cumulative income tax effect at the expected rate of 40% of significant items comprising our net deferred tax amount is as follows as of December 31, 2006 and December 31, 2005:

	December 31, 2006	December 31, 2005
Deferred tax asset attributable to:
Net operating loss carryforward	$140,000	$100,000
Less valuation allowance	(140,000)	(100,000)

Net deferred tax asset	$—	$—

The Company has net operating loss carryforwards for tax purposes of approximately $350,000 in 2006 and $250,000 in 2005 which expire in the year 2026 and 2025, respectively.

NOTE 11 - NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141, “Business Combinations” which applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006 and 2005

(the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and measures of goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement is not expected to have a material effect on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS Statement No. 158, ‘Employers’ Accounting for Defined Benefit Pension an Other Postretirement Plans.” This new standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension retiree healthcare and other postretirement plans in their financial statements. The Company has adopted SFAS No. 158 and does not believe the adoption of this new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes, therefore EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

INDEX TO FINANCIAL STATEMENTS

Gunther Grant, Inc.

Gunther Grant, Inc.

Consolidated Financial Statements

September 30, 2007 and 2006

(unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ACCOUNTANT’S REVIEW REPORT

To the Board of Directors of

Gunther Grant, Inc.

We have reviewed the accompanying consolidated balance sheets of Gunther Grant, Inc. at September 30, 2007 and September 30, 2006 and the related consolidated statements of operations, shareholders’ equity/(deficit) and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review of Service issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Gunther Grant, Inc.

A review consists primarily of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Company’s absence of significant revenues and loss from operations raise substantial doubt about its ability to continue as a going concern. The 2007 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stewart Gelman & Associates, CPAs, P.C.

Stewart Gelman & Associates, CPAs, P.C.
East Islip, New York
January 18, 2008

F-1

GUNTHER GRANT, INC.

Consolidated Balance Sheets

	September 30,
	2007	2006
	(unaudited)	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$92,802	$9,300
Accounts receivable	1,911	—
Inventory	10,750	2,959

Total Current Assets	105,463	12,259
Property and equipment, net	55,746	35,544
Loans receivable- related party	6,271	31,946
Organizational costs, net	270	390
Security deposit	7,400	6,400

Total Assets	$175,150	$86,539

Liabilities and Shareholders’ Equity/ (Deficit)

Current Liabilities:
Accounts payable	$14,585	$25,458
Accrued expenses	17,300	20,562
Current maturities of long-term debt	18,847	22,467
Taxes payable	2,803	2,218
Loans payable- related party	3,000	71,000

Total Current Liabilities	56,535	141,705

Long-term Liabilities:
Long-term debt	65,106	88,773

Total Liabilities	121,641	230,478

Shareholders’ Equity/ (Deficit)
Common stock, $.001 par value, authorized 25,000,000 shares, 24,675,000 issued (24,276,250 outstanding) and 20,545,000 issued and outstanding, respectfully	24,675	20,545
Paid-in capital	554,093	157,755
Accumulated deficit	(485,414)	(322,239)
Treasury stock (398,750 common shares), at cost	(39,845)	—

Total Shareholders’ Equity/ (Deficit)	53,509	(143,939)

Total Liabilities and Shareholders’ Equity/ (Deficit)	$175,150	$86,539

See Accompanying Notes to Consolidated Financial Statements

F-2

GUNTHER GRANT, INC.

Consolidated Statements of Operations

	For the Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Net Sales	$42,599	$58,033
Cost of goods sold	24,830	32,392

Gross Profit	17,769	25,641

Operating Expenses
Selling and shipping expense	8,012	8,979
Depreciation and amortization expense	1,622	773
General and administrative expense	118,788	71,055

Total Operating Expenses	128,422	80,807

Loss From Operations	(110,653)	(55,166)
Other Income
Interest income	257	—
Other Expense
Interest expense	(15,172)	(10,908)

Loss before income taxes	(125,568)	(66,074)
Income tax provision	—	—

Net Loss	$(125,568)	$(66,074)

Loss Per Share
Basic and diluted net loss per share	$(0.01)	$(0.00)

Weighted average common shares outstanding, basic and diluted	23,336,885	19,967,088

See Accompanying Notes to Consolidated Financial Statements

F-3

GUNTHER GRANT, INC.

Consolidated Statements of Shareholder’s Equity/ (Deficit)

For the Nine Months Ended September 30, 2007 (unaudited) and September 30, 2006 (unaudited)

	Common Stock
	Shares	Amount	Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
Balance, January 1, 2006	19,535,000	$19,535	$63,335	$(256,165)	$—	$(173,295)
Private placement stock issuances at $.10 per share, net of offering costs of $5,570	1,010,000	1,010	94,420	—	—	95,430

Net loss	—	—	—	(66,074)	—	(66,074)

Balance, September 30, 2006 (unaudited)	20,545,000	$20,545	$157,755	$(322,239)	—	$(143,939)

Balance, January 1, 2007	22,175,000	$22,175	$315,775	$(359,846)	$—	$(21,896)
Private placement stock issuances at $.10 per share, net of offering costs of $9,182	2,450,000	2,450	233,368	—	—	235,818

Common stock issued for interest	50,000	50	4,950	—	—	5,000

Transfer of common stock to treasury as repayment of related party advances (798,450 common shares) at $.10 per share	—	—	—	—	(79,845)	(79,845)

Re-issuance of treasury stock (400,000 common shares) at $.10 per share	—	—	—	—	40,000	40,000

Net loss	—	—	—	(125,568)	—	(125,568)

Balance, September 30, 2007 (unaudited)	24,675,000	$24,675	$554,093	$(485,414)	$(39,845)	$53,509

See Accompanying Notes to Consolidated Financial Statements

F-4

GUNTHER GRANT, INC.

Consolidated Statements of Cash Flows

	For the Nine Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net Loss	$(125,568)	$(66,074)

Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	90	90
Depreciation	9,285	8,374
Common shares issued for interest	5,000	—
(Increase)/ Decrease in Operating Assets:
Accounts receivable	5,585	1,899
Inventory	(7,100)	(650)
Deposits	(1,000)	—
Increase/(Decrease) in Operating Liabilities:
Accounts payable	(8,276)	11,739
Accrued expenses	(700)	8,812
Taxes payable	(172)	14

Total Adjustments	2,712	30,278

Net Cash Used by Operating Activities	(122,856)	(35,796)

Cash Flows From Investing Activities
Purchases of machinery and equipment	(19,300)	—

Net Cash Used by Investing Activities	(19,300)	—

Cash Flows From Financing Activities
Repayment of loans and advances-related party	(74,070)	(41,202)
Repayment of long-term debt	(21,335)	(14,931)
Proceeds from issuances of common stock, net	235,818	95,430
Proceeds from re-issuance of treasury stock	40,000	—

Net Cash Provided by Financing Activities	180,413	39,297

Net Increase in Cash	38,257	3,501
Cash at Beginning of Period	54,545	5,799

Cash at End of Period	$92,802	$9,300

Supplemental disclosure of cash flow information:
Cash Paid during the year for:
Interest	$10,172	$10,908

Income taxes	$—	$—

See Accompanying Notes to Consolidated Financial Statements

F-5

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

NOTE 1 - ORGANIZATION AND MERGER

Gunther Grant, Inc. (the “Company”) is a Delaware Corporation headquartered in East Islip, New York. On January 1, 2005 the Company entered into an agreement (the “Stock Transfer Agreement”) with Got Chocolates, Inc. a privately owned corporation whereby the Company exchanged 18,750,000 shares of its own stock in exchange for all of the outstanding shares of Got Chocolates, Inc. (100 shares). Upon closing of the merger transaction, Got Chocolates, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for at historical cost basis since the business combination was for entities under common control.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Gunther Grant, Inc. (the Company) is a holding company organized under the laws of the State of Delaware. Its only subsidiary is Got Chocolates, Inc., a wholly owned company organized under the laws of the State of New York. Got Chocolates, Inc. is engaged in the development, production, distribution and marketing of chocolates and various chocolate related items through retail and wholesale channels.

Basis of Financial Statement Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Got Chocolates, Inc. Intercompany transactions and accounts have been eliminated.

Reporting Period

The reporting period of these financial statements are for the nine months ending September 30, 2007 and September 30, 2006. The Company operates on a December 31st fiscal year end.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported at outstanding principal, net of an allowance for doubtful accounts of $-0- and $-0- at September 30, 2007 and September 30, 2006, respectively. The allowance for doubtful accounts is determined based on historical trends and an account-by-account review. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company normally does not charge interest on accounts receivable.

Inventories

Inventories are stated at the lower of cost (which is determined first-in, first-out basis) or market and consist of raw materials, packaging materials, and finished goods. Reserves for slow moving and obsolete inventories are provided based on historical experience and product demand. The reserve for obsolete inventories at September 30, 2007 and September 30, 2006 is $-0- and $-0-, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from five to ten years.

F-6

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

Leasehold improvements are amortized straight-line over the lesser of the estimated useful life of the asset or over the remaining lease period. Expenditures for maintenance and repairs are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of accounting for income taxes deferred tax assets and liabilities are recognized for the future tax consequences. Accordingly, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue Recognition

Revenue is recognized when goods are shipped from production facilities to customers. Revenue is recognized when the following four criteria have been met: the product has been shipped and the Company has no significant remaining obligations; persuasive evidence of an arrangement exists; the price to the buyer is fixed or determinable; and collection is probable. Deductions from sales for discounts are recorded as reductions of revenues and are provided for at the time of initial sale of product.

Advertising Costs

The cost of advertising is expensed as incurred. The Company incurred advertising expense of $4,451 and $1,829 for the nine months ended September 30, 2007 and September 30, 2006, respectively.

Product Development Costs

Cost of new product development and product redesign are charged to expense as incurred.

Net Loss per Common Stock

Losses per common share are calculated by dividing net loss by the weighted average of number of common shares outstanding during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

	September 30, 2007	September 30, 2006
Numerator for basic and diluted loss per share:
Net loss available to common shareholders	$(125,568)	$(66,074)
Denominator for baisc and diluted loss per common share:
Weighted average common shares outstanding	23,336,885	19,967,088

Net loss per common share available to common Shareholders - basic and diluted	$(0.01)	$(0.00)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of

F-7

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the near future. The Company’s business plan anticipates that its future activities will be funded from the issuance of additional equity and profitability provided by ongoing operations by the end of 2008.

From January 2005 through September 30, 2007, the Company raised a net amount of $520,173 of equity capital through private placements. If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If financing is not available when needed or is not available on acceptable terms to the company, the Company’s growth and revenue plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 - INVENTORIES

Inventories consist of the following:

	September 30, 2007	September 30, 2006
Raw materials	$725	$659
Packaging materials	7,600	960
Finished goods	2,425	1,340

Total	$10,750	$2,959

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2007	September 30, 2006
Furniture, fixtures, and improvements	$8,020	$5,020
Production machinery, equipment, and molds	74,812	53,337
Other equipment	20,050	11,977

	102,882	70,334
Less: Accumulated depreciation	(47,136)	(34,790)

Property and equipment, net	$55,746	$35,544

F-8

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

NOTE 6 - LOANS RECEIVABLE- RELATED PARTY

The Company made advances to its officers. The balance due from officers as of September 30, 2007 and September 30, 2006 is $6,271 and $31,946, respectfully. On July 31, 2007 an officer transferred 798,450 common shares to the corporation as repayment of advances in the amount of $79,845. The officers did not take salary for the nine months ended September 30, 2007 and September 30, 2006.

NOTE 7 - LOANS PAYABLE- RELATED PARTY

	September 30, 2007	September 30, 2006
Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 14% annually	$—	$50,000
Loan payable to a shareholder, due on demand, but if no demand is made, simple interest computed at 15% annually	—	20,000
Loan payable to a shareholder, due on demand, no interest	3,000	1,000

Total	$3,000	$71,000

F-9

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

NOTE 8 - LONG-TERM DEBT AND RELATED MATTERS

Long-term debt consists of the following:

	September 30, 2007	September 30, 2006
1. Revolving Credit Agreement with an interest rate of 18%, no expiration date.	$5,323	$5,544
2. Revolving Credit Agreement with an interest rate of 13%, no expiration date.	21,627	24,198
3. Revolving Credit Agreement with an interest rate equal to the prime rate plus 2%, no expiration date.	21,823	23,952
4. Outstanding loan balance, with an interest rate of 8%, due April 19, 2010.	25,482	34,014
5. Outstanding loan balance, with an interest rate of 8.71%, due May 20, 2008.	9,698	22,988
6. Outstanding loan balance, with an interest rate of 8.25%, due December 1, 2006	—	544

Subtotal	83,953	111,240
Less current maturities	(18,847)	(22,467)

Total	$65,106	$88,773

The portion of the revolving credit borrowings classified as long-term debt is classified as such because the Company does not anticipate reducing the borrowings during the next 12 months.

NOTE 9 - OPERATING LEASE AGREEMENTS

The Company entered into two lease agreements expiring at various dates through March 2010. Rental expense was $28,140 and $27,420 for the nine months ended September 30, 2007 and September 30, 2006, respectively.

NOTE 10 - COMMON SHARES

Activity from January 1, 2006 to September 30, 2006

In February 2006, the Company issued 400,000 common shares at $.10 per share for cash proceeds of $40,000.

In July 2006, the Company issued 340,000 common shares at $.10 per share for cash proceeds of $34,000.

In August 2006, the Company issued 110,000 common shares at $.10 per share for cash proceeds of $11,000.

F-10

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

In September 2006, the Company issued 160,000 common shares at $.10 per share for cash proceeds of $16,000.

Activity from January 1, 2007 to September 30, 2007

In February 2007, the Company issued 450,000 common shares at $.10 per share for cash proceeds of $45,000. In addition, the Company issued 50,000 common shares at $.10 per share as payment of interest for $5,000 due to a stockholder.

In March 2007, the Company issued 200,000 common shares at $.10 per share for cash proceeds of $20,000.

In April 2007, the Company issued 550,000 common shares at $.10 per share for cash proceeds of $55,000.

In June 2007, the Company issued 250,000 common shares at $.10 per share for cash proceeds of $25,000.

In July 2007, the Company issued 1,000,000 common shares at $.10 per share for cash proceeds of $100,000. In addition, the Company accepted the transfer of 798,450 common shares to treasury at $.10 per share as repayment of related party advances in the amount of $79,845.

In August 2007, the Company re-issued 400,000 common shares of treasury stock at $.10 per share for cash proceeds of $40,000.

NOTE 11 - INCOME TAXES

The components of the provision for Federal and State income tax expense are as follows at September 30, 2007 and September 30, 2006:

	September 30, 2007	September 30, 2006
Refundable income taxes attributable to:
Current Operations	$192,000	$128,000
Less: valuation allowance	(192,000)	(128,000)

Net provision for income taxes	$—	$—

No net provision for refundable income taxes has been made because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforwards has been recognized, as it is not deemed likely to be realized.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and used for income tax purposes. The cumulative income tax effect at the expected rate of 40% of significant items comprising our net deferred tax amount is as follows as of September 30, 2007 and September 30, 2006:

F-11

Gunther Grant, Inc.

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2007 and 2006

(unaudited)

	September 30, 2007	September 30, 2006
Deferred tax asset attributable to:
Net operating loss carryforward	$192,000	$128,000
Less valuation allowance	(192,000)	(128,000)

Net deferred tax asset	$—	$—

The Company has net operating loss carryforwards for tax purposes of approximately $480,000 as of September 30, 2007 and $320,000 as of September 30, 2006 which expire in the year 2027 and 2026, respectively.

NOTE 12 - NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141, “Business Combinations” which applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and measures of goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement is not expected to have a material effect on the Company’s financial condition and results of operations.

In September 2006, the FASB issued SFAS Statement No. 158, ‘Employers’ Accounting for Defined Benefit Pension an Other Postretirement Plans.” This new standard requires employers to fully recognize the obligations associated with single-employer defined benefit pension retiree healthcare and other postretirement plans in their financial statements. The Company has adopted SFAS No. 158 and does not believe the adoption of this new accounting standard will result in a material impact on the consolidated financial statements of the Company since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes, therefore EITF No. 06-3 had no effect on the Company’s financial position and results of operations.

F-12